Exhibit 99.1
News Release

For Release: April 20, 2011	Contact:	Dale C. Davies
		Michael Obertop
	Phone:	636.940.6000
AMERICAN RAILCAR INDUSTRIES, INC. ANNOUNCES PLAN TO RESTART PRODUCTION
AT ITS OHIO CASTINGS JOINT VENTURE
ST. CHARLES, MO (April 20, 2011) — American Railcar Industries, Inc. (NASDAQ: ARII) (the “Company” or “ARI”) announced today that Ohio Castings’ board of directors approved a plan to restart production at its railcar castings facility in Alliance, Ohio. ARI continues to remain Agile, Responsive and Innovative to meet the needs of its customers and shareholders.
“We are very excited to announce the plan to resume production at Ohio Castings,” said President and CEO James Cowan. “The decision to restart production was based primarily on strengthening demand for new railcars. We expect this decision will prove beneficial as we ramp up railcar production in the second half of 2011.”
Ohio Castings was temporarily idled in June 2009 due to weak demand in the new railcar market. Over the past several months, ARI has seen an increase in new railcar quotes, orders and backlog. In response to the increase in demand, Ohio Castings is expected to begin shipping castings during the third quarter of 2011.
ARI is a one-third owner of Ohio Castings, which provides ARI and the other partners access to railcar castings at a favorable price. Railcar castings, which historically have been subject to supply constraints, are a critical railcar component.
About American Railcar Industries, Inc.
American Railcar Industries, Inc. is a leading North American designer and manufacturer of hopper and tank railcars. ARI also leases, repairs and refurbishes railcars, provides fleet management services and designs and manufactures certain railcar and industrial components. ARI provides its railcar customers with integrated solutions through a comprehensive set of high quality products and related services.
Forward Looking Statement Disclaimer
This press release contains statements relating to the Company’s and the Company’s joint venture’s expected financial performance, future business prospects, events, plans, production schedules, demand, orders, objectives, expectations and intentions that are forward-looking statements. Forward-looking statements represent the Company’s estimates and assumptions only as of the date of this press release. Such statements include, without limitation, statements regarding the railcar industry, and potential improvements therein, the potential increased order activity, the Company and the Company’s joint venture’s prospects, the anticipated market and market acceptance for railcars and railcar castings and anticipated customer demands. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated. The Company and the Company’s joint venture operations involve numerous risks and uncertainties, including without limitation, difficulties associated with production start-up, pricing, market demand, delays and unexpected costs. Other potential risks and uncertainties relating to ARI’s business are described in ARI’s filings with the Securities and Exchange Commission. ARI expressly disclaims any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.